Exhibit 10.2

Execution Copy

CONTINGENT PAYMENT AGREEMENT

This Contingent Payment Agreement (the “Agreement”), dated as of August 12, 2005, is among Select Portfolio Servicing, Inc. (“SPS”), Credit Suisse First Boston (USA), Inc. (the “Option Holder”), Greenrange Partners LLC (“Greenrange”), The PMI Group, Inc. (“PMI”) and FSA Portfolio Management, Inc. (“FSA”, and together with Greenrange and PMI, each a “Payee” and collectively the “Payees”).

Background

A. Pursuant to the Option Agreement (as defined herein), the Option Holder has acquired an option (the “Option”), exercisable on or before August 12, 2005, to acquire 100% of the outstanding capital stock of SPS Holding Corp. (“Holding”) from the Payees. SPS is a wholly-owned subsidiary of Holding. The purchase price for such acquisition will be comprised of a “Cash Payment” (as defined in the Option Agreement), a series of “Monthly Contingent Payments” (as defined below) and the “Final Payment Amount” (as defined below).

B. The parties hereto wish to provide for the calculation of the Monthly Contingent Payments and the Final Payment Amount and for the remittance thereof by the Option Holder to the Payees to the extent applicable hereunder.

Agreement

In consideration of the mutual premises and mutual obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Accountants”: As defined in Section 3(e).

“Advance”: Any servicing advance or advance related to delinquent principal and/or interest made by SPS in respect of a Mortgage Loan.

“Affiliate”: As defined in the Option Agreement.

“Aggregate Unit Cost”: With respect to any calendar month, the sum of the Unit Costs for each Mortgage Loan serviced by SPS on the first day of such calendar month.

“Agreement”: As defined in the preamble hereto.

“Ancillary Income”: With respect to a Mortgage Loan, all income received by SPS from such Mortgage Loan (other than servicing and sub-servicing fees and prepayment penalties) including, but not limited to, late charges, non-sufficient fund charges, speed pay fees, assignment fees, demand fees, payoff statement fees, loan document fees and any other incidental fees and charges, in each case, to the extent that collection of such amounts is not prohibited by the applicable Servicing Requirements or applicable law.

“Business Day”: A day of the week other than (a) Saturday or Sunday or (b) a day on which banking or savings institutions in New York or Utah are authorized or permitted under applicable law to be closed.

“Cash Payment”: As defined in the Option Agreement.

“Closing Balance Sheet”: As defined in the Option Agreement.

“Consent Order”: Order Preliminarily Approving Stipulated Final Judgment and Order as to Fairbanks Capital Corp. and Fairbanks Capital Holding Corp., entered by the United States District Court for the District of Massachusetts on November 21, 2003, as the same may be modified from time to time in accordance with the terms thereof.

“Cumulative Shortfall”: For any calendar month, (i) the sum of the Shortfall for that month and for any prior month less (ii) the Cumulative Shortfall Deductible Amount, if any, for all prior months.

“Cumulative Shortfall Deductible Amount”: For any calendar month, the lesser of (i) the Cumulative Shortfall for such calendar month and (ii) the Monthly Contingent Payment for such calendar month, calculated assuming that the Cumulative Shortfall Deductible Amount for such month is zero.

“Curry Settlement”: The Settlement Agreement and Release, dated November 14, 2003, entered into by Fairbanks Capital Corp., and Alanna Curry and certain other plaintiffs in connection with Civil Action No. 03-10895-DPW, and approved by the United States District Court for the District of Massachusetts, as the same may be modified from time to time in accordance with the terms thereof.

“Customer Accommodation”: An amount paid by SPS to a customer, or a credit by SPS to a customer’s account, in either case after the Option Closing Date, that (x) does not qualify as a Customer Reversal and (y) is a consequence of the customer alleging a Mortgage Loan Servicing Error or SPS identifying a Mortgage Loan Servicing Error, in each case which (i) occurred prior to the Option Closing Date (and which may or may not have continued thereafter) and (ii) SPS believes is reasonably likely to result in Private Litigation or a Regulatory Action; provided, however, that in no event will any Customer Accommodation (i) also be included in any calculation of Designated Litigation Expenses, (ii) include any amounts payable in connection with a Private Litigation or Regulatory Action or (iii) include any matter related to the Specified Disputes.

“Customer Accommodation Amount”: With respect to any calendar month, the sum of all Customer Accommodations for such calendar month; provided, however, that:

(i)	for any Customer Accommodation based in part upon Mortgage Loan Servicing Errors that occur both before the Option Closing Date and more than 180 days after the Option Closing Date, the related Customer Accommodation Amount (including pursuant to the immediately succeeding clause (ii)) shall be reduced by fifty percent (50%);

(ii)	any Customer Accommodation in excess of $10,000 made by SPS without the prior written approval of FSA and PMI shall be reduced by one-third (1/3) of the excess of such Customer Accommodation over $10,000; and

(iii)	for any Customer Accommodation involving only Mortgage Loan Servicing Errors occurring after the Option Closing Date, the related Customer Accommodation Amount shall be zero.

“Customer Information”: As defined in Section 8(g).

“Customer Reversal”: An amount paid by SPS to a customer, or a credit by SPS to a customer’s account, in either case after the Option Closing Date, of an erroneous, duplicative or excessive fee or charge to such customer prior to the Option Closing Date that resulted from a Mortgage Loan Servicing Error which occurred prior to the Option Closing Date (and which may or may not have continued thereafter), except to the extent that SPS had established a reserve with respect thereto prior to the Option Closing Date and such reserve amount has not been reduced to zero as a result of a prior Customer Reversal Amount; provided, however, that in no event will any Customer Reversal (i) also be included in any calculation of Designated Litigation Expenses, (ii) include any amounts payable in connection with a Private Litigation or Regulatory Action or (iii) include any matter related to the Specified Disputes.

“Customer Reversal Amount”: With respect to any calendar month, the sum of all Customer Reversals for such calendar month; provided, however, that:

(i)	the Customer Reversal Amount shall not include any portion of a Customer Reversal that resulted from a Mortgage Loan Servicing Error that occurred after the Option Closing Date, unless, and only to the extent that, the erroneous, duplicative or excessive fee or charge billed to the customer after the Option Closing Date was included in the Monthly Contingent Payment actually paid to the Payees hereunder;

(ii)	the portion of the Customer Reversal Amount that is permitted to be included pursuant to the immediately preceding clause (i) shall be reduced by fifty percent (50%) if the Mortgage Loan Servicing Error giving rise to the Customer Reversal continued to occur more than 180 days after the Option Closing Date; and

(iii)	for any Customer Reversal involving only Mortgage Loan Servicing Errors occurring after the Option Closing Date, the related Customer Reversal Amount shall be zero.

“Delinquent”: With respect to any Mortgage Loan, when all or part of the related monthly payment or, where applicable, the escrow payment, is not paid on the related due date, as calculated using the method established by the Mortgage Bankers Association and commonly referred to as the MBA method.

“Designated Litigation Expense Adjustment”: Until such time as the Litigation Reserve Amount has been reduced to zero, the Designated Litigation Expense Adjustment shall equal zero. Thereafter, with respect to any calendar month (or portion thereof), the Designated Litigation Expense Adjustment shall equal the Designated Litigation Expenses paid by SPS during such calendar month (or portion thereof); provided, however, that to the extent the Litigation Reserve Amount has been reduced to zero and a Cumulative Shortfall exists with respect to a given calendar month, the Designated Litigation Expense Adjustment for such month shall equal zero.

“Designated Litigation Expenses”: With respect to any calendar month, the aggregate, without duplication, out-of-pocket costs related to damages, judgments, settlements, penalties, fines or expenses of any kind paid by SPS during such calendar month arising out of any Private Litigation, including interest, penalties, reasonable attorneys’ fees and expenses of outside counsel and all reasonable amounts paid in connection with the investigation, defense or settlement of any such claim; provided, however, that:

(i)	for any Private Litigation based in part upon Mortgage Loan Servicing Errors that occur both before the Option Closing Date and more than 180 days after the Option Closing Date, the related Designated Litigation Expenses (including pursuant to the immediately succeeding clause (ii)) shall be reduced by fifty percent (50%);

(ii)	for any Private Litigation that is settled by SPS without the prior written approval of FSA and PMI which results in Designated Litigation Expenses in excess of $15,000, the related Designated Litigation Expenses shall be reduced by one-third (1/3) of the excess of such Designated Litigation Expenses over $15,000;

(iii)	for any Private Litigation involving only Mortgage Loan Servicing Errors occurring after the Option Closing Date, the related Designated Litigation Expenses shall be zero; and

(iv)	in no event will any Designated Litigation Expense (x) also be included in any calculation of Designated Nonrecoverable Advances, Customer Accommodation Amounts or Customer Reversal Amounts, (y) include any amounts payable in connection with any Regulatory Action or Origination Litigation, or (z) include the Specified Disputes.

“Designated Nonrecoverable Advances”: With respect to any calendar month, the sum of any Advance (other than any servicing, delinquency or other advance that was purchased, rather than made, by SPS) made by SPS prior to the Option Closing Date that

SPS reasonably determines during such calendar month, consistent with the practices of SPS during the six month period prior to the Option Closing Date, to be a Nonrecoverable Advance; provided, however, that in no event will any Designated Nonrecoverable Advance include any matter relating to the Specified Disputes.

“Designated Representative”: As defined in Section 8(d).

“Fee Matrix”: As defined in the Option Agreement.

“Final Payment Amount”: As defined in Section 3(c).

“FSA”: As defined in the preamble to the Agreement.

“Governmental Entity”: As defined in the Option Agreement.

“Greenrange”: As defined in the preamble to the Agreement.

“Holding”: As defined in the preamble to the Agreement.

“Indemnified Party”: As defined in Section 11(a).

“Indemnifying Party”: As defined in Section 11(a).

“Interest Expense”: With respect to any calendar month, an amount equal to the product of (i) the average outstanding balance of Advances on the Mortgage Loans during such calendar month, times (ii) 85%, times (iii) one-month LIBOR as of the first Business Day of the month preceding such calendar month plus 2%, times (iv) 1/12.

“Interest Income”: With respect to any calendar month, an amount equal to the sum of all interest income (including, without limitation, income received under the Pledge Agreement), float income and/or earnings credit and interest on Advances received by SPS during such calendar month, to the extent that such amounts relate to the Servicing Agreements or the Subsequent Designated Agreements, in each case, to the extent such amounts may be collected in accordance with the related Servicing Agreements or the Subsequent Designated Agreements, as applicable, and the collection thereof is not prohibited by applicable law.

“Litigation Reserve Amount”: As of any date of calculation, an amount equal to the (i) the sum of the reserve for legal disputes (other than reserves for the Specified Disputes) and the “reserve for unasserted claims in Mississippi”, in each case as included on or reflected in the Closing Balance Sheet, minus (ii) the aggregate Designated Litigation Expenses paid by SPS prior to such date of calculation but during the Payment Period; provided, however, that the result shall not be less than zero.

“Measurement Date”: As defined in the Option Agreement.

“Monthly Contingent Payment”: With respect to any Payment Date, an amount paid to the Payees pursuant to Section 3(b), as such amount is received from collections on the Mortgage Loans. Each Monthly Contingent Payment shall equal the following, for the calendar month preceding the calendar month in which the Payment Date occurs: (a) the sum of, without duplication, (i) all Servicing Income for such preceding calendar month, (ii) all Professional Services Income for such preceding calendar month, (iii) the Recovery Amount for such preceding calendar month, and (iv) the Interest Income for such preceding calendar month; less (b) the sum of, without duplication, (i) the Aggregate Unit Cost for such preceding calendar month, (ii) the Designated Litigation Expense Adjustment for such preceding calendar month or, to the extent that the Litigation Reserve Amount has been reduced to zero and a Cumulative Shortfall exists, the Cumulative Shortfall Deductible Amount, (iii) the Designated Nonrecoverable Advances for such preceding calendar month, (iv) the Customer Accommodation Amount for such preceding calendar month, (v) the Customer Reversal Amount for such preceding calendar month, and (vi) the Interest Expense for such preceding calendar month; provided, however, that if the Monthly Contingent Payment for any calendar month is a negative amount, then the Monthly Contingent Payment for such month shall be zero, and a “Shortfall” shall be created in accordance with the definition thereof. All components of each Monthly Contingent Payment, as itemized in Exhibit A, other than the Aggregate Unit Cost, the Designated Litigation Expense Adjustment, the Customer Accommodation Amount and the Interest Expense, shall be charged, collected, calculated and applied by SPS in a manner consistent with methods utilized by SPS during the six months immediately preceding the Option Closing Date, consistently applied; provided, however, that the Servicing Income and the Professional Services Income components of each Monthly Contingent Payment, as itemized in Exhibit A, shall be charged, collected, calculated and applied by SPS subject to Section 7(b); provided, further, that SPS shall use its commercially reasonable efforts and act in good faith to achieve the same outcome on individual Customer Accommodations and Designated Litigation Expenses that was realized for comparable situations during the six months prior to the Option Closing Date.

“Mortgage Loan”: An individual mortgage loan related to a Servicing Agreement or Subsequent Designated Agreement. As applicable, “Mortgage Loan” shall be deemed to refer to the related REO Property.

“Mortgage Loan Servicing Error”: With respect to any Portfolio Mortgage Loan, a violation by SPS of applicable laws or applicable Servicing Requirements in its servicing of such Portfolio Mortgage Loan.

“Nonrecoverable Advance”: Any Advance (other than any servicing, delinquency or other advance that was purchased, rather than made, by SPS) with respect to a Portfolio Mortgage Loan that was made by SPS prior to the Option Closing Date as a result of a Servicing Process Error, which (i) SPS has reasonably determined will not be recovered from payments by or on behalf of the underlying obligor, liquidation proceeds or other amounts related to such Portfolio Mortgage Loan, or the related noteholder pursuant to the terms of the related Servicing Agreement and (ii) was not in a category included in SPS’s calculation of “Reserves for advance receivables” on the Closing Balance Sheet.

“Notification Date”: The twentieth (20th) day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) beginning with the second month of the Payment Period and ending on January 20, 2008 (or, if such day is not a Business Day, the next succeeding Business Day). For purposes of illustration only, Exhibit B sets forth a sample timeline which identifies the Notification Date in relation to certain other dates relevant to this Agreement.

“Notification Summary”: As defined in Section 3(a).

“Objection”: As defined in Section 3(e).

“Option”: As defined in the preamble.

“Option Agreement”: The Option Agreement, dated as of August 12, 2005, among the Option Holder, Holding and the Payees.

“Option Closing Date”: The “Closing Date” as defined in the Option Agreement.

“Option Holder”: As defined in the preamble.

“Origination Litigation”: Any litigation, action, suit, proceeding or claim to the extent relating to the origination, rather than the servicing, of a Portfolio Mortgage Loan.

“Payee”: As defined in the preamble to the Agreement.

“Payee Designated Representative”: As defined in Section 8(d).

“Payment Date”: The twenty-fifth (25th) day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) beginning with the second month of the Payment Period and ending on January 25, 2008 (or, if such day is not a Business Day, the next succeeding Business Day).

“Payment Period”: The period commencing on the first day of the first calendar month immediately following the Measurement Date and ending on December 31, 2007.

“Peer Group”: Four Subprime Servicers, which shall initially be: Countrywide Home Loans, Inc., Ocwen Loan Servicing, Inc., Litton Loan Servicing, and Wells Fargo Bank, National Association doing business as America’s Servicing Company, and any successor thereto, each solely in its (or its Affiliates’) capacity as a Subprime Servicer. If any of such entities ceases to be a Subprime Servicer or acts as Subprime Servicer for a subprime mortgage loan portfolio of less than $10 billion, files or is the subject of an involuntary filing for bankruptcy protection or becomes insolvent, dissolves, liquidates, or sells all or substantially all of its assets to an unaffiliated entity, or merges with or into another member of the Peer Group, then PMI and FSA may (but shall not be required to) jointly propose to the Option Holder a replacement Subprime Servicer, which, subject to the consent of the Option Holder (not to be unreasonably withheld or delayed), shall replace the affected Supbrime Servicer as a member of the Peer Group.

“Pledge Agreement”: The Security Agreement-Pledge (CDs, Commercial Paper, Loan Participations and Investment Property Accounts) executed by SPS and dated

May 8, 2001 (in error, the actual date thereof being May 8, 2002), together with any Revolving Credit Note executed by SPS in connection therewith.

“PMI”: As defined in the preamble to the Agreement.

“Portfolio Mortgage Loan”: An individual mortgage loan for which SPS has been appointed as the servicer, subservicer and/or master servicer (excluding any loans assigned to SPS’s Loss Recovery Division for collection which are not otherwise being serviced by SPS). As applicable, “Portfolio Mortgage Loan” shall be deemed to refer to the related REO Property. For the avoidance of doubt, “Portfolio Mortgage Loans” shall include all Mortgage Loans (as defined herein), as well as all other mortgage loans and REO Properties serviced by SPS.

“Privacy and Collection Legislation”: (a) the Fair Debt Collection Practices Act, (b) the Gramm-Leach-Bliley Act, (c) federal and state collections licensing laws, (d) federal and state truth-in-lending laws, consumer credit protection laws, equal credit opportunity laws, predatory and abusive disclosure laws, and (e) personal data privacy laws, and all applicable regulations passed under any such legislation, all as the same may be amended or replaced from time to time.

“Private Litigation”: Any action, suit or proceeding initiated by or on behalf of a borrower in any federal or state court of competent jurisdiction alleging commission of a Mortgage Loan Servicing Error by SPS prior to the Option Closing Date; provided, however, that (i) solely for purposes of the definition of Designated Litigation Expenses other than clause (iii) of the proviso contained therein, Private Litigation may include the alleged commission of a Mortgage Loan Servicing Error by SPS that occurred both prior and subsequent to the Option Closing Date; and (ii) Private Litigation shall exclude any Regulatory Action.

“Professional Services Income”: All income earned from professional services performed by SPS or its Affiliates (including, without limitation, Alta Real Estate Services, Inc., Residential RealEstate Review, Inc., Mountain West Realty Corp., Pelatis Insurance Agency Corp. and Pelatis Insurance Limited), in each case to the extent derived from or related to the Mortgage Loans, less the amount of all direct or indirect, fixed or variable, costs or expenses derived from or related to such professional services.

“Proprietary Information”: As defined in Section 8(g).

“Recovery Amount”: For any calendar month, the aggregate amount recovered during such month on account of any Designated Nonrecoverable Advances irrespective of when such Designated Nonrecoverable Advance was deducted from the Monthly Contingent Payment.

“Regulatory Action”: As defined in the Option Agreement.

“Regulatory Fee Scrutiny”: Any of the following shall have occurred with respect to any fee or charge billed to a borrower which is included in the Fee Matrix:

(i)	SPS is examined or receives a direct communication from a Federal or state regulator alleging that the fee or charge imposed by SPS violates applicable law or that the amount of such fee or charge by SPS might subject SPS to regulatory sanctions;

(ii)	Either (A) a Federal or state regulator has made a statement that it intends to, or has taken an action to, subject Subprime Servicers to regulatory sanctions for imposing such fee or charge at a rate which equals or exceeds the rate being imposed by SPS or (B) Subprime Servicers have generally reduced the rate at which they impose such fees or charges to a rate that is less than the corresponding fee or charge included in the Fee Matrix; or

(iii)	any such fee or charge in the Fee Matrix is shown to exceed the highest such fee or charge billed to borrowers by members of the Peer Group with respect to subprime mortgage loans that are substantially similar to the Mortgage Loans by more than 20%; provided, however, that for purposes of this clause (iii), the Option Holder shall use its commercially reasonable best efforts to obtain the amount of such fee or charge billed by each member of the Peer Group.

“REO Property”: A mortgaged property acquired by SPS, as servicer, through foreclosure, by deed in lieu of foreclosure or otherwise.

“Servicing Agreement”: Each pooling and servicing agreement, whole loan servicing agreement, subservicing agreement and similar agreement listed on Schedule 1 hereto.

“Servicing Income”: All servicing fees earned, subservicing fees earned and Ancillary Income, in each case to the extent derived from or related to the Mortgage Loans, as reduced by any compensating interest payments required to be made by SPS related to the Mortgage Loans. Servicing Income for the applicable month shall be itemized and shown on each Monthly Contingent Payment report delivered pursuant to Section 3(a). Subject to Section 7(b), all components of Servicing Income shall be charged, collected, calculated and applied in a manner consistent with methods utilized by SPS during the six months immediately preceding the Option Closing Date, consistently applied.

“Servicing Process Error”: A clearly erroneous application by SPS of the “net present value” formula that it utilized prior to the Option Closing Date to determine that an Advance would be reimbursable to SPS under the Servicing Agreement governing the Portfolio Mortgage Loan for which the Advance was being made.

“Servicing Requirements”: With respect to each Mortgage Loan, the applicable provisions of the related Servicing Agreement with respect to the servicing, control and administration of such Mortgage Loan.

“Servicing Rights”: Any and all of SPS’s right, title and interest in and to: (1) all rights of subservicing, servicing and/or master servicing of Mortgage Loans pursuant to any Servicing Agreement or Subsequent Designated Agreement; (2) all rights under each applicable Servicing Agreement to receive or retain amounts in respect of servicing fees, ancillary income, reimbursement for advances or other expenses and costs, and investment earnings or other benefits from positive account balances, together with all contract rights, incidental income and benefits to the extent payable to SPS; (3) rights to possession and use of servicing files and records directly or indirectly related to each Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan, including, without limitation, borrower lists, insurance policies and tax service agreements; (4) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of SPS thereunder; (5) all accounts and other rights to payment related to any of the property described in this paragraph; and (6) all rights, powers and privileges incident to any of the foregoing.

“Shortfall”: For any calendar month after the Litigation Reserve Amount has been reduced to zero, the dollar amount, if any (expressed as a positive number), by which the Monthly Contingent Payment for such calendar month is a negative amount.

“Specified Disputes”: As defined in the Option Agreement.

“SPS”: As defined in the preamble to the Agreement.

“SPS Designated Representative”: As defined in Section 8(d).

“Subprime Servicer”: An entity which services, master services and/or subservices subprime one-to-four family residential mortgage loans located within the United States, in each case solely in its capacity as such.

“Subsequent Designated Agreement”: As defined in Section 9(b).

“Unit Cost”: For any calendar month: (i) with respect to any Mortgage Loan which is less than ninety (90) days Delinquent as of the end of the last day of such calendar month, the Unit Cost is $18.35; and (ii) with respect to any Mortgage Loan which is ninety (90) days or more Delinquent as of the end of the last day of such calendar month, the Unit Cost is $50.96. The Unit Cost shall apply to each Mortgage Loan which is serviced by SPS for the related month and is subject to servicing as of the first day of such calendar month.

Section 2. Acknowledgment

(a) Mortgage Loans. The parties to this Agreement acknowledge that some, but not all, of the Portfolio Mortgage Loans will be factored into the calculation of the Cash Payment made by the Option Holder to the Payees pursuant to the Option Agreement. The Monthly Contingent Payments and the Final Payment Amount will be based upon the Mortgage Loans, and may reflect reductions, to the extent provided herein, with respect to Designated Litigation Expenses, Customer Accommodations, Customer Reversals, and Designated Nonrecoverable Advances relating to both the Mortgage Loans and all other Portfolio Mortgage Loans.

(b) Designated Litigation Expenses. The parties to this Agreement acknowledge that the Cash Payment made by the Option Holder to the Payees pursuant to the Option Agreement will not include an amount equal to the Litigation Reserve Amount. Accordingly, the Monthly Contingent Payments to be made to the Payees hereunder will only be reduced for Designated Litigation Expenses once the Litigation Reserve Amount shall have been reduced to zero, as more specifically described in the definition of “Designated Litigation Expense Adjustment”.

Section 3. Payments

(a) Payment Notification. On each Notification Date, SPS shall notify the Payees of the amount of the Monthly Contingent Payment to be made on the next Payment Date. Such notification shall include a detailed summary of each component of such Monthly Contingent Payment in substantially the form of Exhibit A hereto (the “Notification Summary”), together with a certificate of the Chief Financial Officer of SPS (or, if there is a vacancy in such office, the Chief Executive Officer of SPS) stating that such statement was prepared on the basis described herein.

(b) Monthly Contingent Payments. On each Payment Date, the Option Holder shall remit (or cause SPS to remit on the Option Holder’s behalf) to the Payees the Monthly Contingent Payment, if any, for such Payment Date.

(c) Final Payment. On March 31, 2008 the Option Holder shall remit (or cause SPS to remit on the Option Holder’s behalf) to the Payees an amount (the “Final Payment Amount”) equal to (i) the net present value, as of December 31, 2007, of the anticipated Monthly Contingent Payments (excluding, for purposes of such anticipated Monthly Contingent Payments, any deduction on account of Designated Litigation Expense Adjustment, Designated Nonrecoverable Advances, Customer Accommodation Amount, or Customer Reversal Amount) through the expected remaining term of the Servicing Rights, calculated using a discount rate of twenty percent (20%) per annum, reduced by (ii) the Cumulative Shortfall Deductible Amount, if any, as of such date. The calculation of the Final Payment Amount shall assume that the revenue components, the Aggregate Unit Costs and Interest Expense included in the calculation of Monthly Contingent Payments are made or incurred in accordance with SPS’s financial projections as of December 31, 2007, which shall be prepared by SPS in good faith and in a manner that SPS reasonably believes will represent the Monthly Contingent Payments through the remaining term of the Servicing Rights, and, in the case of the one-month LIBOR rate used to calculate the Interest Expense, projected in accordance with the forward one-month LIBOR curve. SPS shall deliver to the Payees such projections and a detailed calculation of the Final Payment Amount no later than February 15, 2008, together with all related back-up material that may be reasonably requested by the Payees in reviewing such projections and calculation. SPS shall cooperate in good faith with the Payees in their review of such projections and calculation.

(d) Payment Instructions. All payments pursuant to this Section 3 shall be made as follows: 61.36500% of each Monthly Contingent Payment and the Final Payment Amount shall be paid to PMI, 37.40412% of each Monthly Contingent Payment and the Final Payment Amount shall be paid to FSA and 1.23088% of each Monthly Contingent Payment and the Final Payment Amount shall be paid to Greenrange. Such payments shall be made by wire transfer as follows:

In the case of PMI: Bank: Bank of New York ABA #: 021 000 018 Account #: 290430 Account Name: The PMI Group, Inc. Reference: Please include full details on the wire.

In the case of FSA:

Bank:     The Bank of New York

                One Wall Street

                New York, NY 10286

Bank ABA:              021 000 018

      or

SWIFT Code:          IRVTUS3N

For Further Credit:

    FSA Portfolio Management Inc.

Account #: 8900 298 073

Reference: Please include full details on the wire.

In the case of Greenrange:

Name of Bank: Mellon Bank

Address of Bank: Pittsburgh, PA

ABA Number: 043-000-261

Credit to: Merrill Lynch A/C 101-1730

For credit to: 81N-07016 n/o

Greenrange Partners

Reference: Please include full details on the wire.

Each Payee may change its wire transfer instructions by providing the Option Holder and SPS with written notice of such Payee’s new wire transfer instructions.

(e) Reconciliation and Dispute Resolution. SPS shall deliver to the Payee Designated Representatives, within five (5) days after its receipt of written notice from the Payee Designated Representatives, all related back-up material that may be reasonably requested to verify the accuracy of the related Monthly Contingent Payment report delivered pursuant to Section 3(a) and to recalculate the related Monthly Contingent Payment. SPS shall cooperate in good faith with the Payees in their review of such material and in the Payees’ reconciliation. In the event that that PMI or FSA does not agree with the amount of any particular Monthly Contingent Payment or the Final Payment Amount, such Payee may deliver to SPS (with a copy to the Option Holder) a notice objecting to the amount of such payment (an “Objection”). If PMI or FSA delivers an Objection to SPS (with a copy to the Option Holder), the Payees and SPS shall negotiate in good faith with a view to resolving the disputed items and arriving at a mutually agreed amount for such payment. If such negotiations fail to resolve all disputed items within thirty (30) days after the Objection was delivered to SPS, the remaining disputed items shall be submitted to Ernst & Young LLP (or such other “Big Four” accounting firm as is mutually agreed to by SPS and the Payees) (the “Accountants”) for final and exclusive resolution. The Accountants shall afford each of SPS and the Payees and their respective representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than thirty (30) days after the expiration of the thirty (30) day period described in the previous sentence). Each presentation shall include a statement of the Monthly Contingent Payment or Final Payment Amount, as applicable, proposed by such party and shall be accompanied by reasonably detailed supporting documentation. No later than ten (10) days after the presentations to the Accountants by SPS and the Payees of their respective positions on the disputed items, the Accountants shall deliver their decision with respect to the disputed items, which decision shall be in writing and shall include a reasonably detailed description of the basis for such determination. The Accountants’ determination shall be final and binding upon all parties hereto and shall be reflected in any necessary revisions to the relevant Notification Summary, and SPS shall promptly remit to the Payees any amounts due, if applicable, as a result of the Accountants’ determination, in proportion to the percentages identified in Section 3(d). The fees, costs and expenses of the Accountants in connection with any such determination shall be borne by SPS if the amount adopted as correct by the Accountants is closer to the amount proposed by the Payees than the Monthly Contingent Payment or the Final Payment Amount, as the case may be, originally proposed by the Option Holder and shall otherwise be borne by the Payees in proportion to the percentages identified in Section 3(d). The Accountants’ decision may be enforced in any state or federal court of competent jurisdiction. The failure to deliver an Objection with respect to any particular Monthly Contingent Payment (or the component calculations thereof) shall in no way prejudice the rights of the Payees to object to other Monthly Contingent Payments or the Final Payment Amount.

(f) Payments Unsecured. The Monthly Contingent Payment obligations owing under this Agreement shall be unsecured. No Payee will require, solicit or accept the pledge, mortgage, assignment or hypothecation of any property or property rights or interests of SPS or the Option Holder, including, without limitation, the Servicing Rights, as direct or indirect security for such Monthly Contingent Payment obligations, or any covenant to pledge any of the same, and the parties hereto agree that any such pledge, mortgage, assignment or hypothecation shall be void ab initio. Nothing in this Agreement, including the preceding sentence, shall be construed to prevent or limit the Payees from assigning their right to receive all or a portion of the Monthly Contingent Payments and the Final Payment Amount.

(g) No Set Off. All payments to be made by the Option Holder or SPS to a Payee hereunder (including, without limitation, the Monthly Contingent Payments and the Final Payment Amount) shall be made without any setoff, abatement, withholding, deduction, counter claim or reduction in respect of, or otherwise affected by, any claim or dispute related to the Option Agreement, any Servicing Agreement or any Subsequent Designated Agreement, that the Option Holder or SPS or any of their respective parents, subsidiaries or Affiliates may have with any of the Payees or their respective parents, subsidiaries or Affiliates. For the avoidance of doubt:

(i)	the Monthly Contingent Payment may be reduced by the Aggregate Unit Cost, Designated Litigation Expense Adjustment or Cumulative Shortfall Deductible Amount (as applicable), Customer Accommodation Amount, Customer Reversal Amount, Designated Nonrecoverable Advances and Interest Expense, as provided herein;

(ii)	the Final Payment Amount may be reduced by the Aggregate Unit Cost and the Interest Expense, as contemplated by Section 3(c); and

(iii)	nothing in the immediately preceding sentence shall preclude the Option Holder from seeking indemnification pursuant to and in accordance with the provisions of Section 11.2(d) of the Option Agreement.

(h) No Sale of Servicing Rights. SPS shall not sell, transfer or assign, and the Option Holder shall not permit the direct or indirect sale, transfer or assignment of, its respective right, title or interest in and to the Servicing Agreements and Designated Servicing Agreements. SPS shall, and the Option Holder shall cause SPS to, maintain its corporate existence until this Agreement is terminated in accordance with Section 10 hereof.

Section 4. Effective Date.

This Agreement shall become effective on the Option Closing Date.

Section 5. Representations and Warranties of SPS

SPS represents and warrants to each Payee and the Option Holder that, as of the date hereof and the Option Closing Date:

(a) SPS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. SPS has all requisite power and authority to own its properties and carry on its business as and where now being conducted. SPS has all requisite power and authority to enter into this Agreement, and the agreements to which it is or will become a party as contemplated by this Agreement, and to carry out the transactions contemplated hereby.

(b) The execution and delivery by SPS of this Agreement, and of the agreements to be entered into pursuant hereto, and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary action, and this Agreement and such other agreements constitute valid and legally binding agreements enforceable in accordance with their respective terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, constitute a default under or be prohibited by, or require any additional approval, waiver or consent under SPS’s charter or other agreement relating to its organization or any instrument or agreement to which it is a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it.

(d) There is no litigation or action at law or in equity pending, or, to SPS’s knowledge, threatened against SPS and no proceeding or investigation of any kind is pending or, to its knowledge, threatened, by any federal, state or local governmental or administrative body, which could reasonably be expected to materially affect SPS’s ability to consummate the transactions contemplated hereby.

(e) SPS holds and maintains all required permits, licenses, approvals and registrations for the servicing of the Mortgage Loans, except where the failure to hold any such permit, license, approval or registration would not have a material adverse effect on the servicing of the Mortgage Loans or the ability of SPS to perform its obligations hereunder.

Section 6. Representations and Warranties of the Option Holder

The Option Holder represents and warrants to the Payees and to SPS that, as of the date hereof and the Option Closing Date:

(a) The Option Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Option Holder has all requisite power and authority to own its properties and carry on its business as and where now being conducted. The Option Holder has all requisite power and authority to enter into this Agreement, and the agreements to which it is or will become a party as contemplated by this Agreement, and to carry out the transactions contemplated hereby.

(b) The execution and delivery by the Option Holder of this Agreement, and of the agreements to be entered into pursuant hereto, and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary action, and this Agreement and such other agreements constitute valid and legally binding agreements enforceable in accordance with their respective terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, constitute a default under or be prohibited by, or require any additional approval, waiver or consent under the Option Holder’s charter or other agreement relating to its organization or any instrument or agreement to which it is a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it.

(d) There is no litigation or action at law or in equity pending, or, to the Option Holder’s knowledge, threatened against the Option Holder and no proceeding or investigation of any kind is pending or, to its knowledge, threatened, by any federal, state or local governmental or administrative body, which could reasonably be expected to materially affect the Option Holder’s ability to consummate the transactions contemplated hereby.

Section 7. Servicing of the Mortgage Loans

(a) Compliance with Servicing Agreements. From and after the Option Closing Date, SPS shall service the Mortgage Loans in accordance with the Servicing Requirements, and in compliance with the Consent Order, the Curry Settlement, all consent agreements or similar documents to which SPS is a party with any other federal, state, or local regulatory authority or any other similar agreement, and applicable laws, rules and regulations and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration that SPS may deem reasonably necessary or desirable, consistent with the terms of this Agreement and the Servicing Requirements. From and after the Option Closing Date, with respect to the Mortgage Loans, SPS shall apply the Servicing Requirements, consistent with the practices employed by SPS during the six month period prior to the Option Closing Date, unless prohibited by applicable law.

(b) Ancillary Income. Notwithstanding anything herein to the contrary, all components of Servicing Income and Professional Services Income for any calendar month based on fees or charges billed directly to borrowers shall be determined as if the rate for each such fee or charge utilized by SPS is the same as the rate for such fee or charge utilized by SPS during the six months prior to the Option Closing Date (regardless of whether SPS actually continues to impose such fees or charges at such rates) or, if greater, the highest rate for such fee or charge actually utilized by SPS in the applicable jurisdiction during such calendar month for the Portfolio Mortgage Loans; provided, however, that:

(i)	if any such fee or charge is shown to, or due to a change in law will, violate applicable law, the rate deemed to be used for the jurisdiction subject to such law shall be limited to amounts that do not violate applicable law;

(ii)	if a regulator with jurisdiction over SPS requires that SPS reduce such fee or charge, or indicates that SPS might face adverse regulatory consequences for failing to reduce such fee or charge, the rate deemed to be used in such jurisdiction shall be limited to the rate required, or requested in order to avoid adverse regulatory consequences, by the regulator; and

(iii)	subject to Sections 7(b)(i) and 7(b)(ii), if any Regulatory Fee Scrutiny exists with respect to a particular fee or charge billed directly to borrowers that is included in the Fee Matrix in effect on the Option Closing Date, the rate of such particular fee or charge used for all Mortgage Loans within the jurisdiction of the applicable regulator shall be deemed to be equal to the greater of:

(x)	the highest rate for such fee or charge actually utilized by SPS in the applicable jurisdiction during such calendar month for the Portfolio Mortgage Loans, and

(y)	(1) the amount shown by the Option Holder to be the average of the top two (2) rates at which members of the Peer Group impose such fee or charge in the applicable jurisdiction, if it has obtained such information from at least two (2) members of the Peer Group, or (2) if the Option Holder obtains information from only one (1) member of the Peer Group, 98% of the rate at which such member imposes such fee or charge; provided, however, that for purposes of this clause (y), (a) the Option Holder shall use its commercially reasonable efforts to obtain the amount of such fee or charge billed by each member of the Peer Group in such jurisdiction, (b) if the Option Holder has been unable to obtain information from a member of the Peer Group (after using its commercially reasonable efforts to do so), the average described in clause (y)(1) shall be based on only the Peer Group members’ fees or charges as to which the Option Holder has obtained such information, and (c) for the avoidance of doubt, if the top two (or more) rates of Peer Group members are identical, the fee or charge to be used hereunder shall be equal to 98% of such rate.

(c) Standard of Care. From and after the Option Closing Date, SPS shall assure that the Mortgage Loans are generally serviced with the same degree of care, attention and skill as the other Portfolio Mortgage Loans.

(d) Termination of Servicing Agreements. SPS will not waive any material right which it may have under a Servicing Agreement without the prior written consent of the Payee Designated Representatives, unless such waiver will not adversely affect the Payees’ right to or interest in the Monthly Contingent Payments or the Final Payment Amount.

(e) Quarterly Accounting Forecast. Not later than 15 days before the end of any calendar quarter (any such date being a “Forecast Date”), beginning with the calendar quarter in which the Closing occurs and ending with the last quarter of 2007, the Company shall deliver to the Payees a forecast (each such forecast being a “Forecast”) prepared as follows: for each calendar quarter beginning with the quarter immediately following the Forecast Date and ending with the last quarter of 2009, the Company shall estimate the amounts to be realized on account of Servicing Income, Interest Income, Professional Services Income, Interest Expense and Aggregate Unit Costs (the “Forecasted Items”), as those terms are used in, and with the supporting detail provided by, Exhibit A hereto. The estimates will be prepared using substantially the same procedures that the Company used in the six months prior to the Option Closing Date hereof to derive the cash flow projections used in its determination of the GAAP balance sheet values for the Servicing Rights. The Payees acknowledge that (i) the Forecasts are being prepared by the Company only as an accommodation to certain reporting requirements of the Payees and (ii) SPS shall not be deemed to make any representations or warranties as to whether the Forecasts will reflect the future performance of SPS or its business or whether the Forecasts will be achieved. Monthly Contingent Payments paid to the Payees from time to time shall be determined from amounts actually received or paid on account of the Forecasted Items and not from the amounts shown in any of the

Forecasts. SPS shall reasonably promptly provide each Payee with any additional information reasonably requested by such Payee in order for such Payee to prepare its audited financial statements and to satisfy any financial reporting obligations applicable to it. Notwithstanding anything to the contrary contained herein, in no event shall the Option Holder nor SPS have any liability for the accuracy of the information that it provides pursuant to this Section 7(e).

Section 8. Monitoring and Consultation Rights

(a) Monthly Reporting. SPS agrees that from and after the Option Closing Date, to the extent not prohibited by applicable law or the Servicing Requirements, SPS shall provide the Payees with: (i) access to all loan-level and pool-level monthly servicing reports and all other reports, notices and certifications that are delivered by SPS with respect to the Servicing Agreements, together with copies of such reports, notices and certifications upon request, and (ii) all documentation and information reasonably requested in writing by any Payee Designated Representative to verify the accuracy of any Monthly Contingent Payment report delivered pursuant to Section 3(a).

(b) Access to Information. Upon reasonable written prior notice to SPS, SPS shall provide the Payees and their respective counsel, accountants and other representatives with reasonable access during normal business hours to all of SPS’s files, books and records relating to the Mortgage Loans; provided, however, that SPS shall be entitled to take reasonable and appropriate actions to assure that the Payees maintain the confidentiality of the names and addresses of the borrowers under the Mortgage Loans and all non-public information obtained in any such investigation that could reasonably be construed to be of a confidential or proprietary nature. SPS shall provide the Payees with access to and reasonable cooperation of SPS’s officers and employees in connection with any such investigation.

(c) On-site Monitoring. PMI and FSA shall have the collective right, but not the obligation, to designate one individual to conduct onsite monitoring, to the extent not prohibited by law, of SPS’s compliance with this Agreement. PMI and FSA shall have the collective right, exercisable in their sole discretion at any time, to remove any individual designated to conduct onsite monitoring pursuant to this Section 8(c) and may, if they collectively so elect, designate a new individual to conduct onsite monitoring pursuant to this Section 8(c). SPS shall provide (without cost to the Payees) such individual with an assigned workspace, reasonably requested support from SPS’s Information Technology Department and access, during normal business hours, to all of SPS’s files, books and records relating to the Mortgage Loans, with such access subject to SPS’s normal security procedures for third party access to such information. It is expressly understood and agreed that the designated individual shall in no event be deemed an officer or employee of SPS.

(d) Designated Representatives. SPS shall designate two individuals (each an “SPS Designated Representative”) and PMI and FSA shall each designate one individual (each a “Payee Designated Representative”, and together with the SPS Designated Representatives, the “Designated Representatives”) as contacts for SPS, PMI and FSA, respectively, for all communications relating to this Agreement. Each of PMI and FSA shall have the individual right, exercisable in its sole discretion at any time, to remove any individual designated by it pursuant to the preceding sentence and to designate a new individual as a contact for such Payee. Each of the Payee Designated Representatives and at least one of the SPS Designated Representatives shall meet in person not less frequently than monthly during the first 18 months following the Option Closing Date, and beginning in the 19th month following the Option Closing Date and each quarter thereafter until the payment of the Final Payment Amount and conclusion of any dispute resolution proceedings pursuant to Section 3(e) hereof with respect thereto, to review any issues identified by SPS or the Payees with respect to this Agreement.

(e) Designated Litigation Expense and Regulatory Matters Review. In addition to the meetings referred to in Section 8(d) hereof, each of the Payee Designated Representatives and at least one of the SPS Designated Representatives (together with, if appropriate, one or more officers of SPS responsible for litigation and regulatory procedures) shall meet in person (except as otherwise mutually agreed to by such Designated Representatives) not less frequently than monthly to review (i) all Regulatory Actions (other than routine examinations, except to the extent that the applicable regulator identifies any matters which may give rise to matters subject to the indemnity provided in Section 11.2(f) of the Option Agreement), (ii) any action initiated by or on behalf of a consumer in any federal, state or arbitral forum in respect of a Mortgage Loan which is classified as a “Risk Rated 5” action by SPS, and (iii) any Designated Litigation Expenses which were used to reduce prior Contingent Monthly Payments or resulted in a Cumulative Shortfall Deductible Amount. The meetings referred to in this Section 8(e) and Section 8(d) shall be held at a mutually convenient location in New York, New York (with telephonic access provided upon request to each Payee Designated Representative and SPS Designated Representative), or via teleconference.

(f) Payees’ Consultation Rights. Each Payee may (but has no obligation to) provide SPS with advice regarding the management of specific Mortgage Loans, which advice may be made in writing, in the form of electronic mail or orally. Such advice may be based on observations made in conjunction with the information provided pursuant to Section 8(a), 8(b), 8(c), 8(d) and 8(e) of this Agreement, or in conjunction with any Payee’s general review of SPS’s operations. Each party to this Agreement acknowledges that (i) such advice is made in the form of recommendations, and that the Payees do not have the right (nor any obligation) to direct SPS in performing its duties under the Servicing Agreements and (ii) SPS has no obligation to follow or adopt such recommendation.

(g) Confidentiality. The Payees shall keep confidential and shall not divulge to any party, without the prior written consent of SPS, any documents, files or other information pertaining to the Mortgage Loans or any mortgagor thereunder (“Customer Information”), except to the extent that it is appropriate for the Payees to do so in enforcing their rights hereunder or working with their respective legal counsel, auditors, taxing authorities, other governmental agencies, insurance carriers, any property inspector, or other person necessary to fulfill such Payee’s obligations hereunder. To the extent that the Customer Information includes information which constitutes “nonpublic personal information” under 16 C.F.R. 314 (2002), the Payees will maintain appropriate safeguards to safeguard such Customer Information in accordance with the “Standards for Safeguarding Customer Information” as required by 16 C.F.R., Chapter I, Part 314. Notwithstanding any provision of this Agreement, the trademarks, trade secrets, know-how, business methods and practices, internal procedures and other intellectual property and confidential information of SPS (“Proprietary Information”) shall remain vested in SPS, and are not hereby transferred to the other party, and SPS shall have the right to take all actions necessary to protect the Proprietary Information. Notwithstanding any provision of this Agreement, this Agreement and its terms may be disclosed by the Payees without restriction.

Section 9. Option Holder

(a) Compliance with Agreement. From and after the Option Closing Date, the Option Holder shall cause SPS to fully and completely perform each of SPS’s obligations under the Agreement in the manner and at the times set forth herein.

(b) Subsequent Designated Agreements. With respect to any mortgage servicing rights acquired or to be acquired by SPS after November 30, 2004 and prior to the Option Closing Date from any third party not affiliated with the Option Holder, SPS may request that the Option Holder indicate whether the purchase price to be bid by SPS for such servicing rights is acceptable to the Option Holder. The Option Holder shall respond to any such request within three (3) Business Days. If the Option Holder shall have notified SPS that the purchase price is acceptable, then such servicing rights will not constitute Subsequent Designated Agreements for purposes of the Cash Payment. If the Option Holder shall not have notified SPS that the purchase price is acceptable, but SPS proceeds with the transaction, then the related pooling and servicing agreement, whole loan servicing agreement, subservicing agreement or similar agreement shall be considered a “Subsequent Designated Agreement”. Nothing in this Section 9(b) shall be deemed to limit SPS’s ability to acquire mortgage servicing rights from any third party not affiliated with the Option Holder. The Subsequent Designated Agreements in effect as of the date hereof are identified on Schedule 1 hereto. On the Option Closing Date, SPS shall deliver to the Payees a revised Schedule 1 that identifies all of the Subsequent Designated Agreements as of such date.

Section 10. Termination of the Agreement

Except as otherwise specifically set forth herein, the obligations and responsibilities of the parties to this Agreement shall terminate upon the date (the “Termination Date”) which is the earliest to occur of: (i) the date on which all Monthly Contingent Payments and the Final Payment Amount have been paid in full to the Payees in the manner required hereunder and are not subject to dispute under Section 3(e) hereof; and (ii) such other date as shall have been agreed upon by all of the parties hereto. Section 8(g) of this Agreement shall survive any termination of this Agreement. Section 11 of this Agreement shall survive any termination of this Agreement until the date (the “Indemnification Expiration Date”) that is 18 months after the Termination Date; provided, however, that, notwithstanding the foregoing, the Option Holder shall remain obligated under Section 11 with respect to any matter giving rise to indemnification thereunder as to which an Indemnified Party shall have given written notice to the Option Holder prior to the Indemnification Expiration Date.

Section 11. Indemnification

(a) Indemnification Obligations. Option Holder (the “Indemnifying Party”) shall indemnify, defend and hold harmless each of the Payees and their respective parents, subsidiaries, Affiliates, directors, officers, shareholders, representatives, successors and assigns (each an “Indemnified Party”), from and against, without duplication, any and all actual losses, costs, obligations, liabilities, damages, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (including without limitation reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses), whether or not arising out of any claims by or on behalf of a third party, to the extent arising from: (i) the willful misconduct or gross negligence of the Indemnifying Party, SPS (from and after the Closing Date) or any of their respective agents in the performance of the duties and obligations of SPS (from and after the Closing Date) or the Option Holder hereunder; or (ii) the breach by the Indemnifying Party or SPS (from and after the Closing Date) of any of the representations, warranties or covenants of SPS or the Option Holder set forth herein; provided, however, that, in the event that the loss giving rise to such indemnification results from a Mortgage Loan Servicing Error occurring both before and after the Option Closing Date, then (i) such indemnity shall not apply to the portion of any such loss that results solely from a Mortgage Loan Servicing Error that occurred before the Option Closing Date and continues for no more than 180 days after the Option Closing Date; and (ii) the amount of loss indemnified shall be reduced by 50% of the portion of any such loss that results solely from a Mortgage Loan Servicing Error that occurred before the Option Closing Date and continues for more than 180 days after the Option Closing Date. Notwithstanding anything to the contrary contained herein, the Option Holder agrees that a Mortgage Loan Servicing Error that occurs solely after the Option Closing Date shall not adversely affect or otherwise diminish the foregoing indemnity in any respect.

(b) Indemnification Procedures. (i) Within ten (10) days after receipt by an Indemnified Party of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Agreement, deliver a claim notice to the Indemnifying Party; provided, however, that the omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party unless such delay has materially prejudiced the Indemnifying Party. In the event that such claim is made or action brought against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall give prompt notice to the Indemnified Party of whether it intends to participate and/or assume the Indemnified Party’s defense.

(ii) The Indemnified Party may also employ separate counsel in any action or claim and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the named parties to such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; or (iii) the Indemnifying Party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party. If such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party in accordance with the preceding sentence, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all Indemnified Parties.

(iii) Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim. In the event of a dispute, the parties shall proceed in good faith to negotiate a resolution of such dispute.

(iv) The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action.

(v) In the event that the Indemnifying Party reimburses the Indemnified Party with respect to any third party claim and the Indemnified Party subsequently receives reimbursement from another person with respect to that third party claim, then the Indemnified Party shall remit such reimbursement from such other person to the Indemnifying Party within fifteen (15) business days of receipt thereof.

(c) Tax Treatment of Indemnification Payments. The parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Exercise Price (as defined in the Option Agreement) for tax purposes.

Section 12. Miscellaneous

(a) Amendments. This Agreement may be amended from time to time by the parties hereto only by written agreement signed by all of the parties hereto.

(b) Further Assurances. Each party hereto covenants and agrees that, subsequent to the execution of this Agreement, and without any additional consideration, such party will execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

(c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Notices. Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if delivered by overnight courier (delivery being evidenced by a written receipt) to, personally delivered at, mailed by registered mail, postage prepaid, and return receipt requested to or transmitted by confirmed facsimile, to (i) in the case of SPS, if by overnight courier, personal delivery or registered mail, 3815 South West Temple, Salt Lake City, Utah 84115-4412, Attn: General Counsel or, if by facsimile (801) 293-2555, or such other address or telecopy number as may hereafter be furnished to the other parties hereto in writing by SPS; (ii) in the case of FSA, if by overnight courier, personal delivery or registered mail, 31 West 52nd Street, New York, New York 10019, Attn: General Counsel, if by e-mail to generalcounsel@fsa.com or, if by facsimile [(212) 339-3560, or such other address or telecopy number as may hereafter be furnished to the other parties hereto in writing by FSA; provided, however, that the Notification Summary to be delivered to FSA shall be delivered via telecopy or e-mail to the Payee Designated Representative of FSA at such telecopy or e-mail address as such Payee Designated

Representative may specify; (iii) in the case of PMI, if by overnight courier, personal delivery or registered mail, 3003 Oak Road, Walnut Creek, California 94597, Attn: General Counsel, or, if by facsimile (925) 658-6384, or such other address or telecopy number as may hereafter be furnished to the other parties hereto in writing by PMI; provided, however, that the Notification Summary to be delivered to PMI shall be delivered via telecopy or e-mail to the Payee Designated Representative of PMI at such telecopy or e-mail address as such Payee Designated Representative may specify; (iv) in the case of Greenrange, if by registered mail, P.O. Box 975, Darien Connecticut 06820, Attn: James H. Ozanne, and if by overnight courier or personal delivery to 114 Goodwives River Road, Darien, Connecticut 06820 or, if by facsimile (203) 655-6044, or such other address or telecopy number as may hereafter be furnished to the other parties hereto in writing by Greenrange; and (v) in the case of the Option Holder, if by overnight courier, personal delivery or registered mail, 11 Madison Avenue, 4th Floor, New York, NY 10010, Attn: Bruce Kaiserman, or, if by facsimile (917) 326-7936, with a copy to One Madison Avenue, 9th Floor, New York, NY 10010, Attn: Colleen A. Graham, Esq., or if by facsimile (212) 325-8282, or such other address or telecopy number as may hereafter be furnished to the other parties hereto in writing by the Option Holder.

(f) Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

(g) Severability. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

(h) General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to “Sections,” “Subsections” and other subdivisions without reference to a document are to designated Sections, Subsections and other subdivisions of this Agreement;

(iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v) the term “include” or “including” shall mean without limitation by reason of enumeration.

(i) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument. It shall not be necessary in making proof of this Agreement or any counterpart thereof to produce or account for any other counterpart. Telecopy signatures shall be deemed valid and binding to the same extent as originals.

(k) Expenses. Each of the parties hereto shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

(l) Entire Agreement, Successors and Assigns. This Agreement and the Option Agreement constitute the entire agreement between the parties hereto and supersedes all rights and prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assignable, directly or indirectly, in whole or in part by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, in the case of any assignment by the Payees, consent shall not be unreasonably withheld or delayed by the Option Holder or SPS; provided, however, that such consent may be unreasonably withheld or delayed by the Option Holder or SPS if the assignee is a competitor of one or more of the mortgage or mortgage-related businesses conducted by the Option Holder or any of its Affiliates or any of the businesses conducted by SPS; and provided, further, that the Payees may assign their rights under this Agreement to any of their respective Affiliates without the consent of any other party hereto. This Agreement and any rights, remedies, obligations or liabilities under or by reason of the Agreement shall inure to the benefit of and be binding on the parties hereto and on their respective successors and permitted assigns.

Rest of Page left Blank Intentionally

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized, as of the dates set forth below.

SELECT PORTFOLIO SERVICING, INC.

By:	/s/ Matt Hollingsworth
Name: Matt Hollingsworth
Title: CEO

CREDIT SUISSE FIRST BOSTON (USA), INC.

By:	/s/ James P. Healy
Name: James P. Healy
Title: Managing Director

THE PMI GROUP, INC.

By:	/s/ Victor J. Bacigalupi
Name: Victor J. Bacigalupi
Title: EVP, CAO & GC

By:	/s/ Donald P. Lofe, Jr.
Name: Donald P. Lofe, Jr.
Title: EVP & CFO

FSA PORTFOLIO MANAGEMENT, INC.

By:	/s/ Bruce E. Stern
Name: Bruce E. Stern
Title: GC & MD

GREENRANGE PARTNERS LLC

By:	/s/ James H. Ozanne
Name:
Title:

Signature Page to Contingent Payment Agreement

Exhibit A

to

Contingent Payment Agreement

Monthly Contingent Payment Calculation

Prepared for Calendar Month                     , 20

1. Servicing Income

Servicing fees and subservicing fees, earned											$	xxxxxx

Plus Ancillary Income											$	xxxxxx

Less BofA Mortgage Loan demand fee applied against outstanding receivable on balance sheet											$	(xxxxx	)

Less compensating interest paid by SPS under the related Servicing Agreement											$	(xxxxx	)

Subtotal Servicing Income														$	xxxxxx

2. Professional Services Income (PSI)

	ARS		RRR		MWR		PIA		PIL

All income earned from professional services	$	xxx	$	xxx	$	xxx	$	xxx	$	xxx

Divided by # Units and Portfolio Mortgage Loans generating income from professional services		xxx		xxx		xxx		xxx		xxx

Unit Margin	$	xxx	$	xxx	$	xxx	$	xxx	$	xxx

Multiplied by # of Mortgage Mortgage Loans generating income from professional services		xxx		xxx		xxx		xxx		xxx

Calculated PSI by business	$	xxx	$	xxx	$	xxx	$	xxx	$	xxx

Subtotal calculated PSI														$	xxxxxx

3. Recovery Amount														$	xxxxxx

4. Interest Income														$	xxxxxx

2a. Subtotal Monthly Net Cash Flow Revenues														$	xxxxxx

5. Aggregate Unit Costs

Unit Cost for Mortgage Loans less than 90 days Delinquent						$18.35

Number of Mortgage Loans less than than 90 days Delinquent		Xxxx

Total Costs for Mortgage Loan less than 90 days Delinquent			$	xxxxxx

Unit Cost for Mortgage Loan 90 days or more Delinquent	$50.96

Number of Mortgage Loans 90 days or more Delinquent	xxxx

Total Costs for Mortgage Loans days or more Delinquent			$	xxxxxx

Subtotal Aggregate Unit Costs						$	(xxxxx	)

6. Designated Litigation Expense Adjustment						$	(xxxxx	)

OR (if the Litigation Reserve Amount has been reduced to zero and a Cumulative Shortfall exists):

6. Cumulative Shortfall Deductible Amount						$	(xxxxx	)

7. Designated Nonrecoverable Advances						$	(xxxxx	)

8. Customer Accommodation Amount						$	(xxxxx	)

9. Customer Reversal Amount						$	(xxxxx	)

10. Interest Expense						$	(xxxxx	)

Average outstanding Advances during the calendar month			$	xxxx

One-month LIBOR as of the first Business Day of the immediately preceding calendar month				___	%

10a. Subtotal Monthly Net Cash Flow Expenses						$	(xxxxx	)

Monthly Net Cash Flow						$	xxxxxx

For your information:

1. The remaining Litigation Reserve Amount at the end of the calendar month was						$	xxxxxxx

2. The Shortfall for the calendar month and all prior months was						$	xxxxxxx

3. The Cumulative Shortfall Deductible Amount for all prior months was						$	xxxxxxx

4. The Cumulative Shortfall at the end of the calendar month was						$	xxxxxxx

Exhibit B

to

Contingent Payment Agreement

Sample Timeline

For purposes of illustration only, assuming that on August 12, 2005 the Option Holder delivered notice of its intent to exercise the Option and close the purchase of the Option Shares on September 30, 2005, the following dates would become relevant under this Agreement.

August 12, 2005	Option Exercise Date

September 30, 2005 (month end for SPS)	Measurement Date

October 3, 2005 (first Business Day after the Measurement Date)	Option Closing Date

October 1, 2005 (first day of the first calendar month following the Measurement Date)	Commencement of the Payment Period under the Contingent Payment Agreement

November 21, 2005 (first Business Day following the 20th day of such calendar month)	The initial Notification Date under the Contingent Payment Agreement (relating to payment accruing during the month of October)

November 25, 2005	The initial Payment Date under the Contingent Payment Agreement (relating to payment accruing during the month of October)